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                                                                    Exhibit 10.1

                      HARRAH'S ENTERTAINMENT, INC. RESTATED

                  ANNUAL MANAGEMENT BONUS PLAN (FEBRUARY 2000)

Introduction

         As a member of management, you can have a major impact on the overall performance of your property and of Harrah's Entertainment, Inc. (the Company). The Harrah's Entertainment, Inc. Annual Management Bonus Plan
         (Plan) is designed to reward you for meeting your personal performance objectives in years when your Operating Unit meets its performance objectives.

         The Plan provides a method of developing uniform bonus calculation procedures with specific objectives for each Operating Unit as well as overall objectives for the company. This means that although there is one plan, covering all properties, divisions, and corporate, your specific bonus award is tied to your individual performance and your Operating Unit's performance, and can also have a relationship to the performance of the entire Company.

         The purposes of the Plan are to reward you for superior work and motivate you toward delivering better customer service and achieving better business results, to tie your goals and interests into those of the Company and its stockholders, and to attract and retain top managers.

         This document describes eligibility, personal performance objectives that are directly tied to the performance planning and evaluation process, Operating Unit performance objectives, assignment of bonus points, the bonus pool, the payment of bonus awards and administrative matters.

1.       Personal Eligibility

         1.1 To be eligible, you must be a full-time employee of an Operating Unit in a salary grade 18 or above, with the Chief Executive Officer having discretion to make exceptions regarding the eligibility of positions within grades 18 and
                  19. An Operating Unit is a business unit identified for participation in the Plan by the Chief Executive Officer. Unless an exception is approved by the Chief Executive Officer or his designee, you may not be a participant in any other bonus plan of the Company or its subsidiaries. You must have been employed in an eligible position before October 1 of the Plan year, have at least a "Successful"



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                  performance rating, and be actively working at the time
                  bonuses are distributed to receive your bonus award. The requirement to be actively working on the bonus payment date may be waived by the Chief Executive Officer or his designee. See also Section 9.1 below.

2.       Prorations/Transfers

         2.1 If an eligible employee is promoted during the year, pro-rata bonus awards are calculated based on his or her earnings, individual performance and grade in each position.

         2.2 If, however, an employee is promoted into an eligible position under this Plan or transferred from another bonus plan in the Company to this Plan, the promotion or transfer must take place before October 1 for the employee to be eligible for a prorated payment under this Plan.

         2.3 In cases of promotions and/or transfers between Operating Units, pro-rata bonus awards for eligible participants are calculated based on the employee's earnings, individual performance, operating unit bonus points and grade in each Operating Unit. The calculation of prorata bonus awards is generally made following completion of the Plan year and the calculation is determined in a manner determined by the Compensation Department.

         2.4 Notwithstanding the above, for transfers of a bonus eligible employee after March 31 and before October 1 during any Plan year, the bonus will be pro rated as provided above but will not be less than the bonus that would have been earned if the employee had stayed at the first Operating Unit. For transfers during the last three months of a Plan year, the bonus will be equal to the bonus that would have been earned if the employee had stayed at the first Operating Unit.

         2.5 The Chief Executive Officer will have authority to interpret and make exceptions to the bonus provisions concerning transferred and new employees.

3.       Individual Performance Objectives

         3.1 At the beginning of each year, your supervisor should develop specific performance objectives for you to achieve. Your supervisor may look to you for assistance in developing these objectives. The objectives should be recorded on your performance appraisal document under the appropriate performance standard. One hundred bonus points or another


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                  measurement standard are then assigned by your supervisor to these personal bonus objectives. Your objectives and bonus points or another measurement standard will be approved and retained by your supervisor. The objectives should be easy to quantify and verify. Performance objectives can be modified during the year if business conditions dictate.

                  If circumstances are such that specific personal objectives are not developed for a particular year, then the job performance expected by your supervisor or by your Operating Unit's senior manager, as determined by them, will be your target objectives.

4.       Operating Unit Performance Objectives

         4.1 Operating Unit bonus objectives are established for each Plan year. These may consist of a combination of measurements related to the objectives of the Company and each of its Operating Units on items such as operating income, pre-tax earnings, earnings per share, return on sales and/or customer satisfaction ratings. The objectives may change annually to support the business mission of the Company. The objectives are assigned target points or another standard of measurement (referred to as points in this Plan).

         4.2 The objectives and assigned target points for each Operating Unit are recommended by the Chief Executive Officer to the Human Resources Committee for approval. Total target points for each Operating Unit is 100. Additional stretch points may be awarded according to specific parameters that may be set each year.

5.       Meeting Operating Unit Objectives Assignment of Bonus Points

         5.1 After the end of each Plan year, earned bonus points will be assigned to each Operating Unit based upon achievement of Plan objectives. The Operating Unit bonus points may be combined or tied with the points earned by the Company. The final point total will be used to create the Operating Unit's bonus pool.

6.       Meeting Operating Unit Objectives - The Bonus Pool

         6.1 A bonus pool for each Operating Unit will be established according to the unit's bonus point total as follows: The bonus pool is calculated by multiplying all eligible participants' eligible earnings by the appropriate bonus percentage as shown on the applicable Bonus Matrix. The appropriate bonus percentage is determined by both the participants'



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                  salary grades and bonus points earned by the Operating Unit.

         6.2 An Operating Unit's total bonus pool is calculated by summing all appropriate bonus percentages of the Operating Unit's eligible participants.

         6.3 The Chief Executive Officer shall have discretion to approve and modify the bonus matrices for employees in grades 18 through 29. The Human Resources Committee will approve the matrices for grades 30 and above.

7.       Meeting Individual Objectives

         7.1 After the end of the Plan year, your supervisor will determine your individual performance against your objectives. This assessment determines how many of your personal 100 assigned objective points have been met.

         7.2 The supervisor will then recommend a bonus award for you and other eligible employees reporting to him or her, in relation to the individual performance bonus points earned. The supervisor must keep in mind that the total bonus pool for the Operating Unit must not be exceeded. When an Operating Unit's performance rises above the "100" point target, the available bonus dollars contributed to the pool will increase; this is called "stretch bonus."

         7.3 When an Operating Unit is in stretch, individual awards should not automatically rise above the "100" point line. Only those eligible participants whose performance contributed to the achievement of stretch bonus should be considered for stretch awards. Calculation is up to the discretion of your supervisor and the Operating Unit's senior managers.

         7.4 When Operating Unit performance falls short of objectives, the Bonus Pool will be accordingly reduced. Individual awards should be scaled back to reflect the available pool dollars.

8.       Approval and Payment of Annual Bonus Plan Awards

         8.1 Each supervisor will submit bonus award recommendations to the Compensation Department with two levels of approval (unless the next level of supervision is a Corporate Senior Vice President or a Division President; in these cases, no further approvals are required). The Compensation Department will accumulate overall bonus recommendations and submit them for appropriate approvals.



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         8.2      The Chief Executive Officer reviews and approves bonus
                  recommendations and recommends Operating Unit bonus points to the Human Resources Committee. The Human Resources Committee approves total bonus points achieved for performance against Operating Unit objectives and the individual bonus awards of management members of the Board of Directors.

         8.3 Bonus awards are generally distributed to employees by March 15 of the year following the Plan year dependent on the eligibility of both the Operating Unit and the employee. Approved bonus awards may be distributed earlier with the approval of the Chief Executive Officer.

         8.4 The Chief Executive Officer shall have discretion to resolve and approve exceptions and adjustments to objectives and bonus points and other bonus plan issues that have their source or basis at operating properties, which decisions will also roll up to Division bonus calculations. The Human Resources Committee may establish guidelines for these exceptions.

         8.5 Exceptions that impact the bonus points of Corporate require the approval of the Human Resources Committee as to their impact on Corporate bonuses.

9.       Miscellaneous

         9.1 For grades 30 and above, the Human Resources Committee may approve a discretionary pro-rata bonus if active employment was terminated during the Plan year by death, disability, retirement (age 55 with 10 or more years of service), or in other special circumstances. For grades below 30, the Chief Executive Officer or his designee may give this approval.

         9.2 Employees who have been on Leave of Absence are eligible to participate in the Plan if their Operating Unit qualifies. Employees who are on Leave of Absence at the time of bonus payments are eligible to receive their award, if any, when they return to active employment. If they do not return to active employment within one year after the bonus payment date, their payment is forfeited.

         9.3 The eligible earnings used in bonus calculations is base salary paid to the employee without regard to deferrals and excludes imputed income and previous bonuses. It also excludes PTO sellback.



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         9.4      Eligibility for this Plan does not provide anyone a right to continued employment.

10.      Administrative Matters

         10.1 The Plan is completely discretionary. No legal rights or obligations are created by the Plan. Accordingly, the Company may terminate the Plan or amend its provisions at any time, and no interest is created that can be assigned, encumbered, or transferred by an employee. No rights in any specific funds or assets will exist by reason of this Plan.

         10.2 The Compensation Department administers the Plan and has full power to adopt and enforce administrative rules and procedures to make administrative interpretations.

         10.3 The Human Resources Committee has full power to decide substantive issues, to make amendments to the Plan and to terminate the Plan. The Human Resources Committee may adjust any objectives or bonus points if it determines such adjustment is necessary or appropriate. The Chief Executive Officer also has certain discretion in this regard as previously described in this Plan.

         10.4 Administrative amendments that do not involve significant additional expense and that do not increase an officer's bonus may be approved by the Company's Senior Vice President for Human Resources. Amendments and decisions can be made as to individuals or groups and there is no guarantee of uniform application.

         10.5 No member of the Compensation Department or the Human Resources Committee, nor any other person, including any officer or employee, involved in administering this Plan or making decisions concerning bonuses will have any personal liability to any employee or to any other person by reason of any decisions or actions taken under this Plan.

         10.6 Bonuses payable under this Plan will be paid by the appropriate Company subsidiary that employs the eligible employee. The Company may cause bonus liability to be allocated among divisions or subsidiaries as it deems appropriate in regard to transferred employees.



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